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Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

TROY Group, Inc.
2331 South Pullman Street
Santa Ana, CA 92705
(949) 250-3280
(949) 250-8972 Fax
 www.troygroup.com
Contact: James Klingler,
                  Vice President & CFO

TROY Group, Inc. Reports Second-Quarter Results

        Santa Ana, CA.—July 11, 2003—TROY Group, Inc. (NASDAQ: TROY) today announced financial results for its second quarter of fiscal 2003, which ended May 31, 2003.

        Net sales for the second quarter decreased 5% to $13.4 million, compared to $14.0 million in the second quarter of fiscal year 2002. Sales in the second quarter and first half of fiscal 2003 were negatively impacted by the bankruptcy filing of one of TROY's major distributors. Net income for the second quarter was $190,000, or $0.02 per share diluted compared to a net loss of $(112,000), or $(0.01) per share diluted, in the prior year's second quarter.

        Net sales for the first six months increased 1% to $27.8 million, compared to $27.6 million in the first six months of fiscal year 2002. Net income for the first six months was $472,000, or $0.04 per share diluted compared to a net loss of $(292,000), or $(0.03) per share diluted, in the prior year's first six months.

        On June 25, 2003 the company announced that it had entered into an amended merger agreement with Dirk Inc., a company controlled by Patrick J. Dirk, the founder of TROY, and his family members, pursuant to which Dirk Inc. agreed to increase its offer to purchase all of the outstanding shares of TROY common stock (other than shares owned by Dirk Inc. and the Dirk family members) from a price of $2.70 per share in cash to a price of $2.76 per share in cash. The companies had originally approved a merger agreement on March 20, 2003. TROY expects the merger to close in August 2003. The merger is subject to approval by TROY stockholders as required under applicable state law, to approval by TROY stockholders voting on the merger other than Dirk Inc. and the Dirk family members, to completion of financing arrangements necessary to accomplish the merger, and to certain other closing conditions.

About TROY Group

        TROY Group, Inc. is a worldwide provider of enterprise output solutions. The company has three main product lines: Security Printing Solutions, Financial Services Solutions and Wireless and Connectivity Solutions. Security Printing Solutions include high-security check printing hardware, software and consumables for security printing and payment applications. Financial Services products include ACH processing and origination software, check conversion software as well as Internet check payment software and services. Wireless and Connectivity Solutions include hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks. The company distributes productions to major corporations, banks, key government accounts and distributors worldwide. Visit TROY at www.troygroup.com.

        Forward-looking statements of TROY (statements that are not historical fact) in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Various risks and uncertainties could cause actual results to differ materially from those expressed in these forward-looking statements. These risks and uncertainties include our ability to consolidate operations and reduce costs; the continued demand for printed financial documents; the success of the measures we implemented to address inventory accounting controls; the market acceptance of products incorporating wireless printing technologies; our ability to hire and retain qualified management, technology and other personnel; the impact of competition from existing and new technologies and companies; and the other factors set forth in our periodic reports and other documents that we file from time to time with the Securities and Exchange Commission.

—(Financial tables follow)—

TROY GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	May 31, 2003 (Unaudited)	November 30, 2002
Assets
Current assets:
Cash and cash equivalents	$6,474	$6,615
Investment in available-for-sale securities	—	497
Accounts receivable, less allowance for doubtful accounts of $1,074 and $884	8,268	9,227
Income tax refund receivable	1,027	1,076
Inventories	6,675	5,540
Prepaid expenses and other	289	440
Deferred tax assets	3,715	3,715

Total current assets	26,448	27,110
Equipment and leasehold improvements, net	2,263	2,039
Other assets, including notes receivable from stockholders $2,071 and $2,123	4,186	4,390

Total assets	$32,897	$33,539

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$76	$73
Accounts payable	2,575	4,138
Accrued expenses	2,732	2,218
Deferred revenue	1,245	1,364

Total current liabilities	6,628	7,793

Long-term debt, net of current portion	82	120
Stockholders' equity:
Preferred stock, par value $.01 per share, authorized 5,000,000 shares, issued none	—	—
Common stock, par value $.01 per share; authorized 50,000,000 shares, issued 10,974,170 shares in 2003, and 10,969,657 shares in 2002	110	110
Additional paid-in capital	21,122	21,113
Retained earnings, including accumulated other comprehensive income of $80 and none	6,130	5,578

	27,362	26,801
Less cost of treasury stock—320,565 common shares in 2003 and 2002	1,175	1,175

Total stockholders' equity	26,187	25,626

Total liabilities and stockholders' equity	$32,897	$33,539

TROY GROUP, INC.
CONSOLIDATED STATEMENTS
OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended May 31,		Six Months Ended May 31,
	2003	2002 Restated	2003	2002 Restated
Net sales	$13,395	$14,025	$27,803	$27,596
Cost of goods sold	8,193	8,487	16,631	16,644

Gross profit	5,202	5,538	11,172	10,952

Operating expenses:
Selling, general and administrative	3,683	4,088	7,712	7,867
Research and development	1,230	1,622	2,692	3,525
Amortization of intangible assets	11	30	22	60

Operating income (loss)	278	(202)	746	(500)
Interest income	23	35	26	79
Interest expense	(6)	(1)	(8)	(30)

Income (loss) before income taxes	295	(168)	764	(451)
Provision for income taxes (credits)	105	(56)	292	(159)

Net income (loss)	$190	$(112)	$472	$(292)

Net income (loss) per share:
Basic	$.02	$(.01)	$.04	$(.03)

Diluted	$.02	$(.01)	$.04	$(.03)

Shares used in per share computations:
Basic	10,651	10,643	10,650	10,645

Diluted	10,651	10,643	10,650	10,645

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  Exhibit 99.1